Exhibit 4.08
------------

THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR THE LAW OF ANY STATE, AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED, DISPOSED OF OR OFFERED FOR SALE, IN WHOLE OR IN PART, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THAT ACT OR SUCH APPLICABLE STATE SECURITIES LAW COVERING THIS NOTE AND/OR THE COMMON STOCK ISSUABLE UPON CONVERSION HEREOF, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO HELPMATE ROBOTICS INC. THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

Principal Sum:                                                           Holder:
Note No.:

                                CONVERTIBLE NOTE
                                ----------------
                                  (the "Note")

                             HELPMATE ROBOTICS INC.

HELPMATE ROBOTICS INC., a Connecticut corporation (hereinafter called the "Company"), hereby promises to pay the Principal Sum to the order of Holder on October 1, 1998. This Note shall accrue interest at the rate of 7% per annum, payable on the first day of each calendar quarter commencing January 1, 1998.

         1. Subscription Agreement. This Note is one of two notes being issued under a Private Placement Purchase Agreement between the Company and the Holder (the "Subscription Agreement"). Unless the context otherwise requires, capitalized terms used herein shall have the same meanings as are ascribed to them in the Subscription Agreement.

         2. Conversion. The principal and accrued interest on this Note will, upon the Amendment Effectiveness automatically, and with further notice. convert into shares of common stock of the Company (the "Note Shares") at a rate of thirty three cents ($0.33) per principal amount of indebtedness represented hereby (the "Conversion Price"). Promptly upon such conversion, the Company shall issue certificates for the Note Shares upon surrender of this Note. The Holder acknowledges and agrees that in the event of a Reverse Split (as described in the Subscription Agreement) the Conversion Price and number of Note Shares issuable pursuant to this Note, shall be appropriately adjusted in order to reflect the Reverse Split so that the percentage of the Company's outstanding common stock to be acquired upon conversion of this
Note immediately after the occurrence of the Reverse Split will be the same as the Holder would have been able to acquire upon conversion immediately prior to the occurrence of such Reverse Split.

         3. Valid Shares. The Company covenants and agrees that the Note Shares will, upon issuance, be duly and validly issued, fully paid and non-assessable and no personal liability will attach to the holder thereof.

         4. Purchase for Investment. The Holder, by acceptance hereof, reaffirms each and every representation and warranty contained in paragraph 8 of the Subscription Agreement as if fully set forth herein.

         5. Events of Default and Acceleration of the Note.

         (a) An "event of default" with respect to this Note shall exist if any of the following shall occur, if:

                  (i) The Company shall breach or fail to comply with any provision of this Note and such breach or failure shall continue for 15 days after written notice by any Holder of any Note to the Company.

                  (ii) A receiver, liquidator or trustee of the Company or of a substantial part of its properties shall be appointed by court order and such order shall remain in effect for more than 15 days; or the Company shall be adjudicated bankrupt or insolvent; or a substantial part of the property of the Company shall be sequestered by court order and such order shall remain in effect for more than 15 days; or a petition to reorganize the Company under any bankruptcy, reorganization or insolvency law shall be filed against the Company and shall not be dismissed within 45 days after such filing.

                  (iii) The Company shall file a petition in voluntary bankruptcy or request reorganization under any provision of any bankruptcy, reorganization or insolvency law, or shall consent to the filing of any petition against it under any such law.

                  (iv) The Company shall make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or consent to the appointment of a receiver, trustee or liquidator of the Company, or of all or any substantial part of its properties.

         (b) If an event of default referred to in clause (i) shall occur, the Holder may, in addition to such Holder's other remedies, by written notice to the Company, declare the principal amount of this Note, together with all interest accrued thereon, to be due and payable immediately. Upon any such declaration, such amount shall become immediately due and payable and the Holder shall have all such rights and remedies provided for under the terms of this Note and the Subscription Agreement. If an event of default referred to in clauses (ii), (iii) or (iv) shall occur, the principal amount of this Note, together with all interest accrued thereon, shall become immediately due and payable and the Holder shall have all such rights and remedies provided for under the terms of this Note and the Subscription Agreement.

         6.       Miscellaneous.

         (a) All notices and other communications required or permitted to be given hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telegram, by facsimile, recognized overnight mail carrier, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows: (a) if to the Holder, to such address as such Holder shall furnish to the Company in accordance with this Section, or (b) if to the Company, to it at its headquarters office, or to such other address as the Company shall furnish to the Holder in accordance with this Section.

         (b) This Note shall be governed and construed in accordance with the laws of the State of Connecticut without regard to its conflicts of laws principals.

         (c) The Company waives protest, notice of protest, presentment, dishonor, notice of dishonor and demand.

         (d) If any provision of this Note shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Note shall be construed as if such invalid or unenforceable provision had never been contained herein.

         (e) The waiver of any event of default or the failure of the Holder to exercise any right or remedy to which it may be entitled shall not be deemed a waiver of any subsequent event of default or of the Holder's right to exercise that or any other right or remedy to which the Holder is entitled.

         (f) The Holder of this Note shall be entitled to recover its reasonable legal and other costs of collecting on this Note, and such costs shall be deemed added to the principal amount of this Note.

         (g) In addition to all other remedies to which the Holder may be entitled hereunder, Holder shall also be entitled to decrees of specific performance without posting bond or other security.

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THIS NOTE SHALL NOT BE CONVERTIBLE INTO NOTE SHARES UNLESS AND UNTIL THE AMENDMENT EFFECTIVENESS, AS DEFINED IN THE SUBSCRIPTION AGREEMENT.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the 24th day of December, 1997.

                                        HELPMATE ROBOTICS INC.

                                        By:
                                           --------------------------
                                           Thomas K. Sweeny
                                           President

                                        3